EXHIBIT 99.1


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FOR IMMEDIATE RELEASE         FOR MORE INFORMATION CONTACT:
December 31, 1998             Suzanne R. West, Investor Relations @ 212.421.8830


NEW YORK, December 31, 1998 -- Acadia Realty Trust (NYSE:AKR), a New York-based real estate investment trust, formerly known as Mark Centers Trust ("MCT"), announced today that it has resolved a significant litigation exposure.

The litigation stemmed from a complaint filed by a former officer of MCT who claimed wrongful termination. The settlement of $2.9 million will be paid over a period of six years, with a significant portion to be paid in 1998. A Company spokesperson noted that the settlement is consistent with new management's original underwriting in connection with its investment in MCT.

According to Kenneth F. Bernstein, Acadia's President, "Since assuming control of MCT in August 1998, new management has implemented an aggressive turnaround policy. We have actively sought to resolve outstanding problems, dispose of non-core and under-performing assets, and take other essential steps to position Acadia for superior earnings growth. The resolution of this longstanding litigation is another tangible sign to investors that we are serious about correcting the previous problems that limited the growth of this Company."

Acadia Realty Trust, headquartered on Long Island, NY, is a self-administered equity real estate investment trust structured as an UPREIT, which specializes in the operation, management, leasing, renovation and acquisition of shopping centers and multi-family properties. The Company currently owns and operates 58 properties totaling approximately 11.5 million square feet, primarily in the eastern half of the United States. Acadia's executive offices are located in Manhattan.

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Such forward-looking statements speak only as of the date of this document. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.

794548.1